Exhibit 12

STATEMENT RE COMPUTATION OF RATIOS

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DTI Holdings, Inc
Computation of Ratio of Earnings to Fixed Charges


                                                              Fiscal Year Ended
--------------------------------------------  ---------------------------------------------
Selected Historical Data: Earnings were
calculated as follows:                            1997            1998             1999
--------------------------------------------  ------------- --------------- ---------------

Loss before income taxes                      $(1,851,764)   $(11,442,512)   $ (31,716,247)
Add: Fixed charges                              1,454,130      13,122,333       39,762,863
Deduct: Capitalized interest                     (562,750)       (848,000)      (7,582,420)
Earnings                                         (960,384)        831,821          464,196
Fixed charges were calculated as follows:
Interest expense                                   51,023      11,545,559       29,836,268
Amortization of deferred financing costs                0         509,869        1,657,870
Portion of rentals attributable to interest        55,857         218,905          686,305
(one third of lease payments)
Loan commitment fees                              784,500               0                0
Capitalized interest                              562,750         848,000        7,582,420
Fixed charges                                   1,454,130      13,122,333       39,762,863
Ratio fixed earnings to fixed charges              n/a             n/a              n/a
Deficiency                                      2,414,514      12,290,512       39,298,667

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